As filed with the Securities and Exchange Commission on February 20, 2009
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
PRINCETON NATIONAL BANCORP, INC.
(Exact name of registrant as specified in its charter)

Delaware	36-3210283
(State or other jurisdiction of	(I.R.S. employer
incorporation or organization)	identification no.)
606 S. Main Street, Princeton, Illinois 62356
(Address of principal executive offices, including zip code)

With a copy to:
Tony J. Sorcic	Timothy E. Kraepel
President and Chief Executive Officer	Howard & Howard Attorneys PLLC
Princeton National Bancorp, Inc.	450 West Fourth Street
606 S. Main Street	Royal Oak, Michigan 48067-2557
Princeton, Illinois 62356	(248) 645-1483
(Name and address of agent for service)
(815) 875-4444
(Telephone number, including area code, of agent for service)
          Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
          If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ☐
          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection with dividend or interest reinvestment plans check the following box: ☑
          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
          If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐
          If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I. D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
Title of each class of	Amount to be	offering price per	Aggregate offering	Amount of
securities to be registered	Registered	share	price	registration fee
Fixed Rate Cumulative Perpetual Preferred, Series B, no par value per share	25,083	$1,000(1)	$25,083,000(1)	$985.77
Warrant to Purchase Common Stock ($5.00 par value) and underlying shares of Common Stock	155,025(2)	$24.27(3)	$3,762,457(3)	$147.87
Total			$28,845,457	$1,133.64

(1)	Calculated in accordance with Rule 457(a) under the Securities Act and includes such additional number of shares of Fixed Rate Cumulative Perpetual Preferred, Series B, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends or similar transactions.

(2)	In addition to the Fixed Rate Cumulative Perpetual Preferred, Series B, there are being registered hereunder (a) a warrant to purchase 155,025 shares of common stock with an initial per share exercise price of $24.27 per share, (b) the 155,025 shares of common stock issuable upon exercise of such warrant and (c) such additional number of shares of common stock, of a currently indeterminable amount, as may from time to time become issuable by reason of stock splits, stock dividends and certain anti-dilution provisions set forth in such warrant, which shares of common stock are registered hereunder pursuant to Rule 416.

(3)	Calculated in accordance with Rule 457(i) with respect to the per share exercise price of the warrant of $24.27.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effectiveness until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
Subject to Completion
Dated February 20, 2009
PRINCETON NATIONAL BANCORP, INC.
25,083 Shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B
Warrant to Purchase 155,025 Shares of Common Stock
155,025 Shares of Common Stock

          This prospectus relates to the potential resale from time to time by selling securityholders of some or all of the 25,083 shares of our Fixed Rate Cumulative Perpetual Preferred, Series B, referred to as the Series B preferred stock, a warrant to purchase 155,025 shares of common stock, referred to as the warrant, and any shares of common stock issuable from time to time upon exercise of the warrant. In addition, this prospectus covers the issuance by us of common stock upon the exercise of the warrant by the holders other than the initial selling securityholder. In this prospectus, we refer to the Series B preferred stock, the warrant and the shares of common stock issuable upon exercise of the warrant, collectively, as the securities. The Series B preferred stock and the warrant were originally issued by us pursuant to the Letter Agreement dated January 23, 2009, and the related Securities Purchase Agreement — Standard Terms, between us and the United States Department of the Treasury, which we refer to as the initial selling securityholder, in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended, referred to as the Securities Act.
          The initial selling securityholder and its successors, including transferees, which we collectively refer to as the selling securityholders, may offer the securities from time to time directly or through underwriters, broker-dealers or agents and in one or more public or private transactions and at fixed prices, prevailing market prices, at prices related to prevailing market prices or at negotiated prices. If these securities are sold through underwriters, broker-dealers or agents, the selling securityholders will be responsible for underwriting discounts or commissions or agents’ commissions.

          We will not receive any proceeds from the sale of securities by the selling securityholders. If the warrant is exercised in full for cash, we will receive proceeds of approximately $3.8 million.
          Neither the Series B preferred stock nor the warrant is listed on an exchange, and, unless requested by the initial selling securityholder, we do not intend to list either the Series B preferred stock or the warrant on any exchange.
          Our common stock trades on the Nasdaq Global Market under the symbol “PNBC.” On February 17, 2009, the closing price of our common stock on the Nasdaq Global Market was $14.20 per share. You are urged to obtain current market quotations of the common stock.
          This investment involves risks. See “Risk Factors” on page 3.
          Our principal executive offices are located at 606 South Main Street, Princeton, Illinois 61356, and our telephone number is (815) 875-4444. Our internet address is http://www.pnbc-inc.com.
          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is [                    ].

ABOUT THIS PROSPECTUS
          This prospectus is part of a registration statement we filed with the Securities and Exchange Commission, referred to as the SEC, using a “shelf” registration process. Under this shelf registration process, the selling securityholders may, from time to time, offer and sell, in one or more offerings, the securities described in this prospectus. In addition, this prospectus covers the issuance by us of common stock upon the exercise of the warrant by the holders other than the initial selling securityholder.
          We may provide a prospectus supplement containing specific information about the terms of a particular offering by the selling securityholders. The prospectus supplement may add, update or change information in this prospectus. If the information in this prospectus is inconsistent with a prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and, if applicable, any prospectus supplement. You should rely only on the information contained or incorporated by reference in this prospectus. We have not, and any underwriters have not, authorized anyone to provide you with information different from that contained in this prospectus. If anyone provides you with different or inconsistent information, you should not rely on it.
          We are not offering to sell securities or seeking offers to buy securities in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or any sale of the securities offered hereby. As used in this prospectus, “Princeton,” “Company,” “we,” “our,” “ours” and “us” refer to Princeton National Bancorp, Inc. and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicted.
FORWARD-LOOKING STATEMENTS
          This prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934 as amended. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and is including this statement for purposes of these safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe future plans, strategies, and expectations of the Company, are generally identified by the use of words such as “believe,” “expect,” “intend,” “anticipate,” “estimate,” or “project” or similar expressions. The Company’s ability to predict results, or the actual effect of future plans or strategies, is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in: interest rates; general economic conditions; legislative/regulatory changes; monetary and fiscal policies of the U.S. government, including policies of the U.S. Treasury and the Federal Reserve Board; the quality and composition of the loan or securities portfolios; demand for loan products; deposit flows; competition; demand for financial services in the Company’s market areas; the Company’s implementation of new technologies; the Company’s ability to develop and maintain secure and reliable electronic systems; and accounting principles, policies, and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.
SUMMARY
          Princeton is a single-bank holding company which operates in one business segment and conducts a full service commercial banking and trust business through its subsidiary bank, Citizens First National Bank. Princeton was incorporated as a Delaware corporation in 1981 for the purpose of owning of all of the outstanding common stock of Citizens First National Bank. Princeton operates Citizens First National Bank as a community bank with twenty-one offices in eight counties in northern Illinois: Bureau, DeKalb, Grundy, Kane, Kendall, LaSalle, Marshall and Will. Communities include: Aurora, DePue, Genoa, Hampshire, Henry, Huntley, Millbrook, Minooka, Newark, Oglesby, Peru, Plainfield, Plano, Princeton, Sandwich, Somonauk and Spring Valley. Citizens First National Bank’s services consist primarily of commercial, real estate and agricultural lending, consumer deposit and financial services, and trust and farm management services. At December 31, 2008, the Company had consolidated total assets of approximately $1.163 billion, total deposits of approximately $962.1 million and stockholders’ equity of approximately $72.5 million.
          Our principal executive offices are located at 606 South Main Street, Princeton, Illinois 61356, and our telephone number is (815) 875-4444. Our internet address is http://www.pnbc-inc.com.
          Financial and other information relating to us, including information relating to our current directors and executive officers, is set forth in our Annual Reports on Form 10-K, our Quarterly Reports on Forms 10-Q and our Current Reports on Form 8-K filed with the Securities and Exchange Commission. Copies of our filings may be obtained from us as indicated under “Where You Can Find More Information” on page 15. See “Incorporation by Reference” on page 16.
The Offering:

Preferred stock offered in this prospectus	25,083 shares of Series B preferred stock.

Warrants offered in this prospectus	Warrant to purchase 155,025 shares of common stock.

Common stock offered in this prospectus	155,025 shares of common stock issuable upon exercise of the warrant.

Common stock outstanding as of December 31, 2009	3,298,041 shares.

Use of proceeds	We will not receive any proceeds from the sale of the securities by the selling securityholders. If the warrant is exercised in full for cash, we will receive proceeds of approximately $3.8 million, which we intend to use for general corporate purposes. See “Use of Proceeds.”

Risk factors	The Series B preferred stock, warrant and shares of common stock offered in this prospectus involve risks. See “Risk Factors.”

Nasdaq Global Market Symbol for our common stock	“PNBC”
RISK FACTORS
          Investing in our securities involves risks. Please see the risk factors described under the caption “Risk Factors” in our most recent Annual Report on Form 10-K and our future Annual Reports on Form 10-K or Quarterly Report on Form 10-Q which we file with the SEC, all of which are incorporated by reference in this prospectus and in any accompanying prospectus supplement.
          Before making an investment decision, you should carefully consider these risks as well as information we include or incorporate by reference in this prospectus and in any accompanying prospectus supplement. The risks and uncertainties we have described are not the only ones facing our Company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations.
USE OF PROCEEDS
          We will not receive any proceeds from the sale of the securities by the selling securityholders. If the warrant is exercised in full for cash, we will receive proceeds of approximately $3.8 million, which we intend to use for general corporate purposes.
RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS
          Our consolidated ratios of earnings to fixed charges for each of the periods presented are as follows:

		Year ended December 31,
	2008	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges:
Excluding interest on deposits	356.41%	294.86%	298.60%	607.07%	2016.88%
Including interest on deposits	133.05%	123.61%	127.22%	162.52%	200.18%
For purposes of computing these ratios, earnings represent income before income tax expense and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.

          No shares of our Series B preferred stock, or any other class of preferred stock, were outstanding during the periods presented, and we did not pay preferred stock dividends during these periods. For that reason, the ratios of earnings to fixed charges and preferred dividends are identical to the ratios of earnings to fixed charges for these periods.
DESCRIPTION OF SERIES B PREFERRED STOCK
          The following is a brief description of the terms of the Series B preferred stock, which was issued to the United States Department of the Treasury with the Warrant. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to our certificate of incorporation, as amended, including the certificate of designations establishing the terms of our preferred stock, copies of which have been filed with the SEC and are also available upon request from us.
General
          Under our certificate of incorporation, as amended, we have authority to issue up to 100,000 shares of preferred stock, no par value per share. Of such number of shares of preferred stock, 25,083 shares have been designated as Fixed Rate Cumulative Perpetual Preferred Stock, Series B, all of which shares of Series B preferred stock were issued to the initial selling securityholder in a transaction exempt from the registration requirements of the Securities Act. The issued and outstanding shares of Series B preferred stock are validly issued, fully paid and nonassessable.
Dividends Payable on Series B Preferred Stock
          Holders of shares of Series B preferred stock are entitled to receive if, as and when declared by our board of directors or a duly authorized committee of the board, out of assets legally available for payment, cumulative cash dividends at a rate per annum of 5% per share on a liquidation preference of $1,000 per share of Series B preferred stock with respect to each dividend period from January 23, 2009 to, but excluding, February 15, 2014. Thereafter, holders of shares of Series B preferred stock will be entitled to receive cumulative cash dividends at a rate per annum of 9% per share on a liquidation preference of $1,000 per share of Series B preferred stock with respect to each dividend period thereafter.
          Dividends are payable quarterly in arrears on each February 15, May 15, August 15 and November 15, each a dividend payment date, starting with February 15, 2009. If any dividend payment date is not a business day, then the next business day will be the applicable dividend payment date, and no additional dividends will accrue as a result of the applicable postponement of the dividend payment date. Dividends payable during any dividend period are computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends payable with respect to the Series B preferred stock are payable to holders of record of shares of Series B preferred stock on the date that is 15 calendar days immediately preceding the applicable dividend payment date or such other record date as the board of directors or any duly authorized committee of the board determines, so long as such record date is not more than 60 nor less than 10 days before the applicable dividend payment date.

          If we determine not to pay any dividend or a full dividend with respect to the Series B preferred stock, we are required to provide written notice to the holders of shares of Series B preferred stock before the applicable dividend payment date.
          We are subject to various regulatory policies and requirements relating to the payment of dividends, including requirements to maintain adequate capital above regulatory minimums. The Board of Governors of the Federal Reserve System, or the Federal Reserve Board, is authorized to determine, under certain circumstances relating to the financial condition of a bank holding company, such as us, that the payment of dividends would be an unsafe or unsound practice and to prohibit payment thereof. In addition, we are subject to Delaware state laws relating to the payment of dividends.
Priority of Dividends
          With respect to the payment of dividends and the amounts to be paid upon liquidation, the Series B preferred stock will rank:
• senior to our common stock and all other equity securities designated as ranking junior to the Series B preferred stock; and

• at least equal to all other equity securities designated as ranking on a parity with the Series B preferred stock, or parity stock, with respect to the payment of dividends and distribution of assets upon any liquidation, dissolution or winding-up of Princeton.
          So long as any shares of Series B preferred stock remain outstanding, unless all accrued and unpaid dividends for all prior dividend periods have been paid or are contemporaneously declared and paid in full, we can not pay or declare any dividend on our common stock or other junior stock, other than a dividend payable solely in common stock. In addition, neither we nor our subsidiaries may purchase, redeem or otherwise acquire for consideration any shares of our common stock or other junior stock unless we have paid in full all accrued dividends on the Series B preferred stock for all prior dividend periods, other than:
•	purchases, redemptions or other acquisitions of our common stock or other junior stock in connection with the administration of our employee benefit plans in the ordinary course of business pursuant to a publicly announced repurchase plan up to the increase in diluted shares outstanding resulting from the grant, vesting or exercise of equity-based compensation;

•	purchases or other acquisitions by broker-dealer subsidiaries of Princeton solely for the purpose of market-making, stabilization or customer facilitation transactions in junior stock or parity stock in the ordinary course of its business;

•	purchases or other acquisitions by broker-dealer subsidiaries of Princeton for resale pursuant to an offering by Princeton of our stock that is underwritten by the related broker-dealer subsidiary;

•	any dividends or distributions of rights or junior stock in connection with any shareholders’ rights plan or repurchases of rights pursuant to any shareholders’ rights plan;

•	acquisition of record ownership of junior stock or parity stock for the beneficial ownership of any other person who is not Princeton or a subsidiary of Princeton, including as trustee or custodian; and

•	the exchange or conversion of junior stock for or into other junior stock or of parity stock for or into other parity stock or junior stock but only to the extent that such acquisition is required pursuant to binding contractual agreements entered into before January 23, 2008 or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for common stock.
          If we repurchase shares of Series B preferred stock from a holder other than the initial selling securityholder, we must offer to repurchase a ratable portion of the Series B preferred stock then held by the initial selling securityholder.
          On any dividend payment date for which full dividends are not paid, or declared and funds set aside for, on the Series B preferred stock and any other parity stock, all dividends paid or declared for payment on that dividend payment date (or, with respect to parity stock with a different dividend payment date, on the applicable dividend date falling within the dividend period and related to the dividend payment date for the Series B preferred stock), with respect to the Series B preferred stock and any other parity stock must be declared ratably among the holders of any such shares who have the right to receive dividends, in proportion to the respective amounts of the undeclared and unpaid dividends relating to the dividend period.
          Subject to the limitations described above, we may declare and pay such dividends (payable in cash, stock or otherwise) as may be determined by our board of directors (or a duly authorized committee of the board) on our common stock and any other stock ranking equally with or junior to the Series B preferred stock from time to time out of any funds legally available for such payment, and the Series B preferred stock will not be entitled to participate in any such dividend.
Redemption
          The Series B preferred stock may not be redeemed before February 15, 2012 unless we have received aggregate gross proceeds from one or more qualified equity offerings (as described below) of at least $6,270,750, which amount equals 25% of the aggregate liquidation amount of the Series B preferred stock on the date of issuance. In such a case, we may redeem the Series B preferred stock, subject to the approval of the Federal Reserve Board, in whole or in part, upon notice as described below, up to a maximum amount equal to the aggregate net cash proceeds received by us from such qualified equity offerings. A “qualified equity offering” is a sale and issuance for cash by us, after January 23, 2009, to persons other than Princeton or its subsidiaries, of shares of perpetual preferred stock, common stock or a combination thereof, that, in each case, qualify as and may be included in Tier 1 capital of Princeton at the time of issuance under the applicable risk-based capital guidelines of the Federal Reserve Board. Qualified equity offerings do not include issuances made in connection with acquisitions, issuances of trust preferred securities and issuances of common stock and/or perpetual preferred stock made pursuant to agreements or arrangements entered into, or pursuant to financing plans that were publicly announced, on or before October 13, 2008.

          After February 15, 2012, the Series B preferred stock may be redeemed, subject to the approval of the Federal Reserve Board, at any time and from time to time, in whole or in part, subject to notice as described below.
          In any redemption, the redemption price is an amount equal to the per share liquidation amount plus accrued and unpaid dividends through the date of redemption. Any declared but unpaid dividends payable on a redemption date that occurs after the dividend record date for the dividend period will be paid to the holder of record of the redeemed shares on such dividend record date, not to the holder entitled to receive the redemption price on the redemption date.
          The Series B preferred stock is not subject to any mandatory redemption, sinking fund or similar provisions. Holders of shares of Series B preferred stock have no right to require the redemption or repurchase of the Series B preferred stock.
          If fewer than all of the outstanding shares of Series B preferred stock are to be redeemed, the shares to be redeemed will be selected either pro rata from the holders of record of shares of Series B preferred stock in proportion to the number of shares held by those holders or in such other manner as our board of directors or a committee thereof may determine to be fair and equitable.
          We will mail notice of any redemption of Series B preferred stock by first class mail, postage prepaid, addressed to the holders of record of the shares of Series B preferred stock to be redeemed at their respective last addresses appearing on our books. This mailing must be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed or otherwise given as described in this paragraph will be conclusively presumed to have been duly given, whether or not the holder receives the notice, and failure duly to give the notice by mail or otherwise, or any defect in the notice or in the mailing or provision of the notice, to any holder of Series B preferred stock designated for redemption will not affect the redemption of any other Series B preferred stock. Each notice of redemption will set forth the applicable redemption date, the redemption price, the place where shares of Series B preferred stock are to be redeemed, and the number of shares of Series B preferred stock to be redeemed (and, if less than all shares of Series B preferred stock held by the applicable holder, the number of shares to be redeemed from the holder).
          Shares of Series B preferred stock that are redeemed, repurchased or otherwise acquired by us will revert to authorized but unissued shares of our preferred stock and thereafter may be reissued as shares of any series of preferred stock other than Series B preferred stock.
Liquidation Rights
          If we voluntarily or involuntarily liquidate, dissolve or wind up our affairs, holders of Series B preferred stock will be entitled to receive an amount per share, referred to as the total liquidation amount, equal to the fixed liquidation preference of $1,000 per share, plus any accrued and unpaid dividends, whether or not declared, to the date of payment. Holders of the Series B preferred stock will be entitled to receive the total liquidation amount out of our assets that are available for distribution to shareholders, after payment or provision for payment of our debts and other liabilities but before any distribution of assets is made to holders of our common stock or any other shares ranking, as to that distribution, junior to the Series B preferred stock.

          If our assets are not sufficient to pay the total liquidation amount in full to all holders of Series B preferred stock and all holders of any shares of outstanding parity stock, the amounts paid to the holders of Series B preferred stock and other shares of parity stock will be paid pro rata in accordance with the respective total liquidation amount for those holders. If the total liquidation amount per share of Series B preferred stock has been paid in full to all holders of Series B preferred stock and other shares of parity stock, the holders of our common stock or any other shares ranking, as to such distribution, junior to the Series B preferred stock will be entitled to receive all of our remaining assets according to their respective rights and preferences.
          For purposes of the liquidation rights, neither the sale, conveyance, exchange or transfer of all or substantially all of our property and assets, nor the consolidation or merger by us with or into any other corporation or by another corporation with or into us, will constitute a liquidation, dissolution or winding-up of our affairs.
Conversion
          Holders of shares of Series B preferred stock have no right to exchange or convert such shares into any other securities.
Voting Rights
          Except as indicated below or otherwise required by law, the holders of Series B preferred stock will not have any voting rights.
          Election of Two Directors upon Non-Payment of Dividends. If the dividends on the Series B preferred stock have not been paid for an aggregate of six quarterly dividend periods or more (whether or not consecutive), the authorized number of directors then constituting our board of directors will automatically be increased by two and the holders of Series B preferred stock will have the right, together with the holders of any outstanding parity stock with like voting rights, referred to as voting parity stock, voting as a single class, to elect two directors, referred to as the preferred stock directors, at the next annual meeting of stockholders (or at a special meeting called for the purpose of electing the preferred stock directors before the next annual meeting) and at each subsequent annual meeting until all accrued and unpaid dividends for all past dividend periods have been paid in full. The election of any preferred stock director is subject to the qualification that the election would not cause us to violate the corporate governance requirement of NASDAQ (or any other exchange or trading facility on which our securities may be listed) that listed companies must have a majority of independent directors.
          Once all accrued and unpaid dividends for all past dividend periods have been paid in full, the preferred stock directors will immediately cease to be qualified as directors, their term of office will terminate immediately and our number of authorized directors will be reduced by the number of preferred stock directors previously elected. The holders of a majority of shares of Series B preferred stock and voting parity stock, voting as a class, may remove any preferred stock director, with or without cause, and the holders of a majority of the shares Series B preferred stock and voting parity stock, voting as a class, may fill any vacancy created by the removal of a preferred stock director. If the office of a preferred stock director becomes vacant for any other reason, the remaining preferred stock director may choose a successor to fill such vacancy for the remainder of the unexpired term.
          Class Voting Rights as to Particular Matters. So long as any shares of Series B preferred stock are outstanding, in addition to any other vote or consent of shareholders required by law or by our certificate of incorporation, the vote or consent of the holders of at least 66 2/3% of the shares of Series B preferred stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, will be necessary for effecting or validating:
(i)	Authorization of Senior Stock. Any amendment or alteration of the certificate of designations establishing the Series B preferred stock or our certificate of incorporation to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock ranking senior to the Series B preferred stock with respect to the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of Princeton;

(ii)	Amendment of Series B Preferred Stock. Any amendment, alteration or repeal of any provision of the certificate of designations establishing the Series B preferred stock or our certificate of incorporation, including, so as to adversely affect the rights, preferences, privileges or voting powers of the Series B preferred stock; or

(iii)	Shares Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series B preferred stock or of a merger or consolidation of Princeton with another entity, unless the shares of Series B preferred stock remain outstanding following any such transaction or, if Princeton is not the surviving entity, are converted into or exchanged for preference securities and such shares remaining outstanding or such preference securities, as the case may be, have rights, preferences, privileges and voting powers that are not materially less favorable than the rights, preferences, privileges and voting powers of the Series B preferred stock immediately prior to such consummation, taken as a whole.
          To the extent of the voting rights of the Series B preferred stock, holders of shares of Series B preferred stock are entitled to one vote for each such share.
          The voting provisions described above will not apply if, at or before the time when the vote or consent would otherwise be required, all outstanding shares of Series B preferred stock have been redeemed, or have been called for redemption upon proper notice and sufficient funds have been deposited in trust for such redemption.
DESCRIPTION OF WARRANT TO PURCHASE COMMON STOCK
          The following is a brief description of the terms of the warrant that may be resold by the selling securityholders. This summary does not purport to be complete in all respects. This description is subject to and qualified in its entirety by reference to the warrant, a copy of which has been filed with the SEC and is also available upon request from us.

Shares of Common Stock Subject to the Warrant
          The warrant is initially exercisable for 155,025 shares of our common stock. If we complete one or more qualified equity offerings, as described below, on or prior to December 31, 2009 that result in our receipt of aggregate gross proceeds of not less than $25.1 million, which is equal to 100% of the aggregate fixed liquidation amount of $1,000 per share of our series B preferred stock, plus any accrued and unpaid dividends, the number of shares of common stock underlying the warrant then held by the selling securityholders will be reduced by 50% to 77,513 shares. The number of shares subject to the warrant are subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”
Exercise of the Warrant
          The initial exercise price applicable to the warrant is $24.27 per share of common stock for which the warrant may be exercised. The warrant may be exercised at any time on or before January 23, 2019 by surrender of the warrant and a completed notice of exercise attached as an annex to the warrant and the payment of the exercise price for the shares of common stock for which the warrant is being exercised. The exercise price may be paid either by the withholding by Princeton of such number of shares of common stock issuable upon exercise of the warrant equal to the value of the aggregate exercise price of the warrant, determined by reference to the market price of our common stock on the trading day on which the warrant is exercised or, if agreed to by us and the warrantholder, by the payment of cash, certified or cashier’s check, or wire transfer, in an amount equal to the aggregate exercise price. The exercise price applicable to the warrant is subject to the further adjustments described below under the heading “—Adjustments to the Warrant.”
          Upon exercise of the warrant, certificates for the shares of common stock issuable upon exercise will be issued to the warrantholder. We will not issue fractional shares upon any exercise of the warrant. Instead, the warrantholder will be entitled to a cash payment equal to the market price of our common stock on the last trading day preceding the exercise of the warrant, less the pro-rated exercise price of the warrant, for any fractional shares that would have otherwise been issuable upon exercise of the warrant. We will at all times reserve the aggregate number of shares of our common stock for which the warrant may be exercised. We have listed the shares of common stock issuable upon exercise of the warrant with the Nasdaq Global Market.
Rights as a Shareholder
          The warrantholder shall have no rights or privileges of the holders of our common stock, including any voting rights, until (and then only to the extent) the warrant has been exercised.
Transferability; Restrictions on Exercise of Warrant
          The initial selling securityholder may not transfer a portion of the warrant, and/or exercise the warrant, with respect to more than 77,513 shares of common stock until the earlier of the date on which Princeton has received aggregate gross proceeds from a qualified equity offering of at least $25.1 million and December 31, 2009. The warrant, and all rights under the warrant, are otherwise transferable and exercisable.
Adjustments to the Warrant
          Adjustments in Connection with Stock Splits, Subdivisions, Reclassifications and Combinations. The number of shares for which the warrant may be exercised and the exercise price applicable to the warrant will be proportionately adjusted in the event we pay dividends or make distributions of our common stock, subdivide, combine or reclassify outstanding shares of our common stock.
          Anti-dilution Adjustment. Until the earlier of January 23, 2012 and the date the initial selling securityholder no longer holds the warrant (and other than in certain permitted transactions described below), if we issue any shares of common stock (or securities convertible or exercisable into common stock) for less than 90% of the market price of the common stock on the last trading day prior to pricing such shares, then the number of shares of common stock into which the warrant is exercisable and the exercise price will be adjusted. Permitted transactions include issuances:
•	as consideration for or to fund the acquisition of businesses and/or related assets;

•	in connection with employee benefit plans and compensation related arrangements in the ordinary course and consistent with past practice approved by our board of directors;

•	in connection with public or broadly marketed offerings and sales of common stock or convertible securities for cash conducted by us or our affiliates pursuant to registration under the Securities Act, or Rule 144A thereunder on a basis consistent with capital-raising transactions by comparable financial institutions; and

•	in connection with the exercise of preemptive rights on terms existing as of January 23, 2009.
          Other Distributions. If we declare any dividends or distributions other than a quarterly cash dividend greater than $0.28 per share, the exercise price of the warrant will be adjusted to reflect such distribution.
          Certain Repurchases. If we effect a pro rata repurchase of common stock, both the number of shares issuable upon exercise of the warrant and the exercise price will be adjusted.
          Business Combinations. In the event of a merger, consolidation or similar transaction involving Princeton and requiring shareholder approval, the warrantholder’s right to receive shares of our common stock upon exercise of the warrant shall be converted into the right to exercise the warrant for the consideration that would have been payable to the warrantholder with respect to the shares of common stock for which the warrant may be exercised, as if the warrant had been exercised prior to such merger, consolidation or similar transaction.

DESCRIPTION OF COMMON STOCK
General
          We have 7,000,000 shares of authorized common stock, $5.00 par value per share, of which 3,298,041 shares were outstanding as of December 31, 2008.
          Holders of our common stock are entitled to receive such dividends as our board of directors may, in its discretion, legally declare, subject to the dividend rights of any outstanding preferred stock. Holders of our common stock are also entitled, upon our liquidation, and after claims of creditors and the preferences of any class or series of preferred stock outstanding at the time of liquidation, to receive pro rata our net assets.
          Our recently issued Fixed Rate Cumulative Perpetual Preferred Stock, Series B has, and any other series of preferred stock upon issuance will have, preference over our common stock with respect to the payment of dividends and the distribution of assets in the event of our liquidation or dissolution. Our preferred stock also has such other preferences as currently, or as may be, fixed by our board of directors.
          Holders of our common stock are entitled to one vote for each share that they hold and are vested with all of the voting power except as our board of directors has provided, or may provide in the future, with respect to preferred stock or any other class or series of preferred stock that the board of directors may hereafter authorize. Shares of our common stock have no cumulative voting, subscription, conversion or preemptive rights.
          Our common stock is listed on the Nasdaq Global Market. Outstanding shares of our common stock are validly issued, fully paid and non-assessable. Holders of our common stock are not, and will not be, subject to any liability as shareholders.
Restrictions on Ownership
          The Bank Holding Company Act requires any “bank holding company,” as defined in the Bank Holding Company Act, to obtain the approval of the Federal Reserve Board before acquiring 5% or more of our common stock. Any person, other than a bank holding company, is required to obtain the approval of the Federal Reserve Board before acquiring 10% or more of our common stock under the Change in Bank Control Act. Any holder of 25% or more of our common stock, or a holder of 5% or more if such holder otherwise exercises a “controlling influence” over us, is subject to regulation as a bank holding company under the Bank Holding Company Act.
PLAN OF DISTRIBUTION
          The selling securityholders and their successors, including their transferees, may sell the securities directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling securityholders or the purchasers of the securities. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.
          The securities may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, in the following manner:
•	on any national securities exchange or quotation service on which the warrant or the common stock may be listed or quoted at the time of sale, including, as of the date of this prospectus, the Nasdaq Global Market in the case of the common stock;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market; or

•	through the writing of options, whether the options are listed on an options exchange or otherwise.
          In addition, any securities that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.
          In connection with the sale of the securities or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling securityholders may also sell short the securities and deliver securities to close out short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities.
          The aggregate proceeds to the selling securityholders from the sale of the securities will be the purchase price of the securities less discounts and commissions, if any. If the warrant is exercised in full for cash, we will receive proceeds of approximately $3.8 million, which we intend to use for general corporate purposes.
          In effecting sales, broker-dealers or agents engaged by the selling securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling securityholders in amounts to be negotiated immediately prior to the sale.
          In offering the securities covered by this prospectus, the selling securityholders and any broker-dealers who execute sales for the selling securityholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with such sales. Any profits realized by the selling securityholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions. Selling securityholders who are “underwriters” within the meaning of Section 2(a)(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act and may be subject to certain statutory and regulatory liabilities, including liabilities imposed pursuant to Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.

          In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
          The anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of securities pursuant to this prospectus and to the activities of the selling securityholders. In addition, we will make copies of this prospectus available to the selling securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the Nasdaq Global Market pursuant to Rule 153 under the Securities Act.
          At the time a particular offer of securities is made, if required, a prospectus supplement will set forth the number and type of securities being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.
          We do not intend to apply for listing of the Series B preferred stock or the warrant on any securities exchange or for inclusion of the Series B preferred stock or warrant in any automated quotation system unless requested by the initial selling shareholder. No assurance can be given as to the liquidity of the trading market, if any, for the Series B preferred stock or the warrant.
          We have agreed to indemnify the selling securityholders against certain liabilities, including certain liabilities under the Securities Act. We have also agreed, among other things, to register the securities and bear substantially all expenses in connection with the registration of the securities covered by this prospectus.
SELLING SECURITYHOLDERS
          On January 23, 2009, we issued the securities covered by this prospectus to the United States Department of Treasury, which is the initial selling securityholder under this prospectus, in a transaction exempt from the registration requirements of the Securities Act. The initial selling securityholder, or its successors, including transferees, may from time to time offer and sell, pursuant to this prospectus or a supplement to this prospectus, any or all of the securities they own. The securities to be offered under this prospectus for the account of the selling securityholders are:
•	25,083 shares of Series B preferred stock, representing 100% of the shares of Series A preferred stock outstanding on the date of this prospectus;

•	a warrant to purchase 155,025 shares of our common stock, representing beneficial ownership of approximately 4.7% of our common stock as of December 31, 2008; and

•	155,025 shares of our common stock issuable upon exercise of the warrant, which shares, if issued, would represent ownership of approximately 4.7% of our common stock as of December 31, 2008.
          For purposes of this prospectus, we have assumed that, after completion of the offering, none of the securities covered by this prospectus will be held by the selling securityholders.
          Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. To our knowledge, the initial selling securityholder has sole voting and investment power with respect to the securities.
          We do not know when or in what amounts the selling securityholders may offer the securities for sale. The selling securityholders might not sell any or all of the securities offered by this prospectus. Because the selling securityholders may offer all or some of the securities pursuant to this offering, and because currently no sale of any of the securities is subject to any agreements, arrangements or understandings, we cannot estimate the number of the securities that will be held by the selling securityholders after completion of the offering.
          Other than with respect to the acquisition of the securities, the initial selling securityholder has not had a material relationship with us.
          The selling securityholders may change over time and new information about them will be set forth in supplements to this prospectus if and when necessary.
LEGAL MATTERS
          The validity of the Series B preferred stock, the warrant and the common stock offered hereby have been passed upon for us by Howard & Howard Attorneys PLLC.
EXPERTS
          The consolidated balance sheets as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the two years in the period ended December 31, 2007, and the effectiveness of internal control over financial reporting as of December 31, 2007, incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of BKD, LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
          The consolidated statements of income, changes in stockholders' equity and cash flows for the year ended December 31, 2005 incorporated by reference in this Prospectus have been so incorporated in reliance on the reports of KPMG LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
          We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy materials that we have filed with the SEC at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet website at http://www.sec.gov or on our website at www.pnbc-inc.com. The information on the Web site listed above is not and should not be considered part of this prospectus and is not incorporated by reference in this document.

INCORPORATION BY REFERENCE
          The SEC allows us to “incorporate by reference” information we file with it, which means that we can disclose important information to you by referring you to other documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. In all cases, you should rely on the later information over different information included in this prospectus.
          We incorporate by reference the documents listed below and all future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of the initial filing of the registration statement of which this prospectus is a part and prior to the termination of the offering, except to the extent that any information contained in such filings is deemed “furnished” in accordance with SEC rules:
•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Proxy statement in connection with the 2008 Annual Meeting of Stockholders;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K filed on July 30, 2008, December 19, 2008, January 27, 2009 and January 29, 2009;

•	The description of Registrant’s Common Stock, $5.00 par value which is contained in Amendment No. 1 to Registrant’s Registration Statement on Form 8-A filed with the Commission under the Exchange Act (File No. 000-20050) effective May 8, 1992, including any amendments or reports filed for the purpose of updating such description; and

•	The description of Registrant’s preferred share purchase rights which is contained in Registrant’s Registration Statement on Form 8-A filed with the Commission under the Exchange Act effective August 1, 2003, including any amendments or reports filed for the purpose of updating such description.
          You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:
Princeton National Bancorp, Inc.
606 South Main Street
Princeton, Illinois 61356
Telephone: (815) 875-4444
Attn: Lou Ann Birkey, Corporate Secretary

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.      Other Expenses of Issuance and Distribution
          The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant (except any underwriting discounts and commissions and expenses incurred by the selling securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the selling securityholders in disposing of the shares). All amounts shown are estimates except the SEC registration fee.

SEC registration fee	$1,134
Legal fees and expenses	$15,000
Accounting fees and expenses	$8,000
Miscellaneous expenses	$2,000
Total expenses	$26,134
Item 15.      Indemnification of Directors and Officers
          Section 145 of the General Corporation Law of the State of Delaware (“Section 145”), Article VII of the Registrant’s Amended and Restated Certificate of Incorporation, and Article VIII of the Registrant’s By-Laws, as restated, provide for the indemnification of the Registrant’s directors and officers in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933. The general effect of these provisions is to provide that the Registrant shall indemnify its directors and officers against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by them in the proceeding in which such persons are made a party by reason of being or having been a director or officer of Registrant, but only if it is determined that they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the Registrant and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. Such determination may be made by (i) a majority vote of a quorum consisting of disinterested directors, (ii) an independent legal counsel in a written opinion (if no such quorum is available or if a quorum of disinterested directors so directs), or (iii) the stockholders. The Registrant will pay expenses incurred by its directors and officers prior to the final disposition of such action, suit or proceeding, if the director or officer undertakes to repay such amount if it is ultimately determined that they are not entitled to be indemnified by the Registrant.
          The Registrant has insurance which, subject to certain policy limits, deductible amounts and exclusions, insures directors and officers of the Registrant for liabilities incurred as a result of acts committed in their capacity as directors and officers or claims made against them by reason of their status as directors or officers.
          As permitted pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware, the Amended and Restated Certificate of Incorporation of the Registrant eliminates the personal monetary liability of a director of the Registrant or its stockholders for breach of fiduciary duty as a director, except for liability that results from (i) any breach of the director’s duty of loyalty to the Registrant or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) Section 174 of the General Corporation Law of the State of Delaware (which Section pertains to a director’s liability for unlawful payments of dividends or unlawful stock purchases or redemptions.
Item 16.      Exhibits

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation, including amendments thereto

4.2	Amended and Restated Bylaws (incorporated by reference from Exhibit 3.2 to the 2007 Annual Report on Form 10-K)

4.3	Certificate of Designations for the Series B Preferred Stock (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on January 27, 2009)

4.4	Letter Agreement dated January 23, 2009 including the Securities Purchase Agreement — Standard Terms incorporated by reference therein between the Company and the U.S. Treasury (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed on January 29, 2009)

4.5	Warrant to purchase up to 155,025 shares of Common Stock issued January 23, 2009 (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed on January 29, 2009)

4.6	Rights Agreement dated as of July 29, 2003 (incorporated by reference from Registration Statement on Form 8-A filed on August 1, 2003)

5.1	Opinion of Howard & Howard Attorneys PLLC

12.1	Computation of Earnings to Fixed Charges Ratio

23.1	Consent of BKD, LLP

23.2	Consent of KPMG LLP (to be filed by amendment)

23.3	Consent of Howard & Howard Attorneys PLLC (included in Exhibit 5.1 hereto)

24.1	Power of Attorney
Item 17.      Undertakings
The undersigned Registrant hereby undertakes:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
          PROVIDED, HOWEVER, that paragraphs (1)(i), (1)(ii) and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this Registration Statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or
          (5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
          The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.
          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of Illinois, on February 20, 2009.

PRINCETON NATIONAL BANCORP, INC. (Registrant)
By:	/s/ Tony J. Sorcic
Tony J. Sorcic
President and Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Tony J. Sorcic	President, Chief Executive Officer and Director	February 20, 2009

Tony J. Sorcic	(Principal Executive Officer)

/s/ Todd D. Fanning	Senior Vice President and Chief Financial Officer	February 20, 2009

Todd D. Fanning	(Principal Accounting and Financial Officer)

**	Chairman of the Board and Director	February 20, 2009
Craig O. Wesner

**	Director	February 20, 2009
Daryl Becker

**	Director	February 20, 2009
Gretta Bieber

Signature	Title	Date

**	Director	February 20, 2009
Gary C. Bruce

**	Director	February 20, 2009
Sharon L. Covert

**	Director	February 20, 2009
John R. Ernat

**	Director	February 20, 2009
Donald E. Grubb

**	Director	February 20, 2009
Mark Janko

**	Director	February 20, 2009
Willard O. Lee

**	Director	February 20, 2009
Ervin I. Pietsch

**	Director	February 20, 2009
Stephen W. Samet

** By:	/s/ Tony J. Sorcic Tony J. Sorcic, Attorney-in-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation, including amendments thereto

4.2	Amended and Restated Bylaws (incorporated by reference from Exhibit 3.2 to the 2007 Annual Report on Form 10-K)

4.3	Certificate of Designations for the Series B Preferred Stock (incorporated by reference from Exhibit 3.1 to the Current Report on Form 8-K filed on January 27, 2009)

4.4	Letter Agreement dated January 23, 2009 including the Securities Purchase Agreement — Standard Terms incorporated by reference therein between the Company and the U.S. Treasury (incorporated by reference from Exhibit 10.1 to the Current Report on Form 8-K filed on January 29, 2009)

4.5	Warrant to purchase up to 155,025 shares of Common Stock issued January 23, 2009 (incorporated by reference from Exhibit 4.1 to the Current Report on Form 8-K filed on January 29, 2009)

4.6	Rights Agreement dated as of July 29, 2003 (incorporated by reference from Registration Statement on Form 8-A filed on August 1, 2003)

5.1	Opinion of Howard & Howard Attorneys PLLC

12.1	Computation of Earnings to Fixed Charges Ratio

23.1	Consent of BKD, LLP

23.2	Consent of KPMG LLP (to be filed by amendment)

23.3	Consent of Howard & Howard Attorneys PLLC (included in Exhibit 5.1 hereto)

24.1	Power of Attorney